Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made by and between INNERWORKINGS, INC. (the “Company”) and Joseph Busky (the “Executive” and together with the Company, the “Parties”), dated as of January 19, 2015 (the “Effective Date”).

WHEREAS, Executive previously entered into an amended and restated employment agreement with the Company dated as of April 30, 2012 (the “Employment Agreement”);

WHEREAS, Executive wishes to resign as Chief Financial Officer of the Company; and

WHEREAS, the Parties wish to modify certain provisions of the Employment Agreement as of the Effective Date, provide for Executive’s transition from the role of Chief Financial Officer as of the first business day following the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2014 (the “Transition Date”) and provide for Executive’s termination of employment from the Company on June 30, 2015 (the “Termination Date”);

NOW, THEREFORE, for good and valuable consideration as described herein, the Parties agree as follows:

1.                  Executive will continue to remain employed by the Company pursuant to the terms of Executive’s Employment Agreement, as modified by the terms of this Agreement.

a.                   Executive will resign as Chief Financial Officer and any other officer or director positions with the Company and its subsidiaries effective as of the Transition Date.

b.                  Unless Executive’s employment with the Company terminates at an earlier date, Executive will remain as Chief Financial Officer of the Company pursuant to the terms of the Employment Agreement until the Transition Date, upon which time Executive will become a full-time non-executive employee of the Company. From the Transition Date until the Termination Date, Executive will assist with transition matters and perform other duties consistent with Executive’s financial background as assigned by the Chief Executive Officer of the Company.

2.                  Subject to Executive’s execution and non-revocation of this Agreement and Executive’s reaffirmation and non-revocation of the release provided herein on each of the Transition Date and the Termination Date, Executive shall be entitled to the following payments and benefits:

a.                   Subject to Executive’s continuous employment with the Company through the Termination Date, (i) Executive will continue to receive the same base salary as in effect immediately prior to the Effective Date through November 15, 2015, subject to applicable withholding, in accordance with the Company’s normal payroll procedures, (ii) Executive will continue to receive the same benefits under the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, and expense reimbursements as in effect immediately prior to the Effective Date through the Termination Date, and (iii) if Executive elects to continue health, dental and/or vision insurance coverage under COBRA, Executive shall be eligible to receive cash payments from the Company equal to the Executive’s COBRA continuation coverage premiums through November 15, 2015, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. If Executive commences employment at another company prior to November 15, 2015, the base salary, benefits, and expense reimbursement payments described in this Section 2(a) will cease as of such date, except that indemnification agreements will continue as described in Section 4 below. Executive agrees that until November 14, 2015, if Executive plans to accept employment with any other company, Executive will notify the Chief Executive Officer of the Company, in writing, of Executive’s intention to accept an offer of such employment no later than five (5) business days prior to accepting such offer of employment.

b.                  Annual Bonus. Executive will remain eligible to receive Executive’s annual bonus with respect to calendar year 2014 performance on the same terms and at the same time as other active employees, except that Executive’s percentage achievement of target performance will be no less than the Chief Executive Officer’s percentage achievement of target performance.

c.                   Equity Awards. Notwithstanding any language to the contrary in the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended (the “Incentive Plan”), or in any applicable award agreement and as consideration for the restrictive covenants in Section 3 hereof:

                                                                    i.                        If Executive remains continuously employed by the Company through the Transition Date, one-third (1/3) of Executive’s award of 244,798 shares of restricted stock (i.e., 81,600 shares) granted as of March 21, 2014 (the “Special Grant”) will become vested and free from restrictions as of the date that is thirty (30) calendar days following the Transition Date. The remaining 163,198 shares of restricted stock under the Special Grant will be cancelled and forfeited as of the Transition Date. If Executive does not remain continuously employed by the Company through the Transition Date, the entire Special Grant will be cancelled and forfeited as of the date of such termination of employment; provided, however, if, after the Effective Date and prior to Transition Date, Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or due to Executive’s death or disability, Executive will vest in one-third (1/3) of the Special Grant as described above. If Executive remains continuously employed by the Company through the Transition Date and does not commence employment at another Company prior to the Transition Date, any vested stock options will remain exercisable until the two year anniversary of the earlier to occur of the date of Executive’s termination of employment or the Termination Date.

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                                                                  ii.                        With respect to all equity-based awards held by Executive other than the Special Grant (the “Regular Grants”), so long as Executive remains continuously employed by the Company through the Termination Date and does not commence employment at another Company prior to the Termination Date, (A) Executive will continue to vest in the Regular Grants through the Termination Date per the terms of the applicable award agreements, and (B) any unvested portion of the Regular Grants will terminate and be forfeited as of the Termination Date.

3.                  Restrictive Covenants.

a.                   Executive acknowledges that the restrictive covenants specified in the Employment Agreement will remain in full force and effect, including but not limited to the non-competition and non-solicitation restrictions specified in Section 8 of the Employment Agreement that apply during Executive’s employment and for two (2) years following Executive’s termination of employment and the remedies specified in Section 9 of the Employment Agreement. Nothing in this Agreement relieves Executive of any obligations to the Company pursuant to any other non-competition, non-solicitation, confidentiality, trade secrets or similar agreements previously executed by Executive. Executive agrees to comply with the terms of such agreements applicable to Executive during Executive’s employment with the Company and following the date of Executive’s termination of employment with the Company.

b.                  Executive agrees that Executive will not use, disseminate, or in any way disclose any Confidential Information belonging to the Company to any person, firm, or business. “Confidential Information” means any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company. “Confidential Information” includes, without limitation, the Company’s respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, pricing of products and services, financial information and terms and conditions of customer proposals or contracts, cost, profit margin and/or profitability information of proposals or contracts, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Confidential Information” also includes proprietary or confidential information from any third party who disclosed such information to the Company or Executive in the course of the Company’s business.

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4.                  Executive will continue to be entitled to indemnification pursuant to the applicable organizational and constituent documents of the Company and any directors’ and officers’ liability insurance policies with respect to events occurring prior to the date of Executive’s termination of employment with the Company.

5.                  Executive has twenty-one (21) calendar days from receipt of this Agreement to sign this Agreement (the “Review Period”). If not signed by Executive by the end of the Review Period, the Company may withdraw the Agreement. Executive may at Executive’s own discretion sign the Agreement at any time prior to the expiration of the Review Period. Executive has the right to revoke the Agreement at any time within seven (7) calendar days of the date Executive signs it (the “Revocation Period”). In order to revoke the Agreement, Executive must provide written notice of the revocation to Eric Belcher, President & Chief Executive Officer, InnerWorkings, Inc., 600 West Chicago Avenue Suite 850 Chicago, Illinois, 60654. If Executive does not provide written notice of the revocation, this Agreement will be effective and enforceable at the close of business on the last day of the Revocation Period (the “Release Date”).

6.                  In exchange for the benefits provided in Section 2, Executive, on Executive’s own behalf and on behalf of anyone who may claim by or through Executive, hereby releases, remises, and forever discharges the Company and all of its parents, divisions, affiliates, related entities and subsidiaries, as well as any of its current and former insurers, directors, officers, agents, shareholders, employees, attorneys, agents, representatives, insurances carriers, predecessors, successors, and assigns, (collectively, the “Company Releasees”) from any and all claims, demands, obligations, actions, liabilities or defenses, whether known or unknown, from the beginning of time through the Release Date of this Agreement, including those relating to Executive’s employment at the Company, whether such claims arise from common law, statute, regulation, or contract. This includes, but is not limited to, rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and any state leave or workers’ compensation retaliation law. By accepting the promises as set forth in this Agreement, Executive agrees to release the Company Releasees from any liability of any kind, including, but not limited to, any liability arising out of, among other things, claims alleging breach of contract, ownership rights, shareholder rights, rights to receive option grants, dividend rights, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law, except for the following: (a) any right Executive may have to continue Executive’s group health insurance coverage pursuant to applicable law; (b) any vested benefits; (c) any accrued but unused Paid Time Off; (d) any claim that cannot be released by law; and (e) the rights to indemnification described in Section 4 hereof. In the event of any future proceedings based upon any matter released herein, Executive agrees that Executive is not entitled to and will not receive any further recovery.

7.                  Executive agrees not to bring any suit, arbitration, inquiry, proceeding or investigation of any kind against any of the Company Releasees asserting any claim or cause of action subject to the release in Section 6, provided, however, that nothing in this Agreement will be construed to prohibit Executive from initiating or maintaining a charge of discrimination with the Equal Employment Opportunity Commission or other Fair Employment Practice Agency, or from otherwise fully cooperating with and/or participating in any investigation by the Equal Employment Opportunity Commission or other government agency.  Executive is, however, waiving Executive’s rights to any monetary recovery should any such agency pursue any claims on Executive’s behalf.

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8.                  The Company, on its own behalf and on behalf of the other Company Releasees, agrees that it will, and hereby does, forever and irrevocably release and discharge Executive from any and all grievances, claims, demands, debts, obligations, actions or causes of action, liabilities, damages or defenses whatsoever which it now has, has had, or may have, whether the same be at law, in equity, or mixed, whether known or unknown, in any way arising from or relating to any act, occurrence, or transaction from the beginning of time through the Release Date of this Agreement, including without limitation Executive’s employment or separation of employment; provided, however, that this release shall not apply to the matters included in the pending shareholder derivative demand letter dated December 11, 2014 from Stuart J. Guber at Faruqi & Faruqi LLP on behalf of Tom Turberg which may be subject to further review by the Company’s Board of Directors or a committee thereof (the “Derivative Carve-Out”).  Except for the Derivative Carve-Out, this is a General Release.

9.                  Each of the Company (on its own behalf and on behalf of the other Company Releasees within the Company’s reasonable control) and Executive agrees that, to the maximum extent permitted by law, it or he will not and has not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites and/or blogs), or by any deed or act of communication, disparage, criticize, condemn or impugn the other, or its or his reputation or character, or any of its or his actions, services, skills, qualifications, products, practices or procedures.  Each of the Company and Executive understands that by agreeing to the provisions of this Section 9, it or he is waiving rights guaranteed by the First Amendment of the United States Constitution and any State counterparts.

10.              This Agreement is not an admission of wrongdoing or liability by either Party.

11.              Executive represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to Executive’s employment with the Company or the termination of such employment that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that Executive has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Company Releasees, and that no such proceeding has been filed or initiated on Executive’s behalf.

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12.              Executive represents and warrants that, other than the amounts described in Section 2 and excluded from the release in Section 6, Executive has received all wages, salary, bonuses, commissions, compensation, and other payments or benefits that may have been owed to Executive through the Effective Date because of Executive’s employment with the Company, and that Executive has been reimbursed for all business expenses incurred on the Company’s behalf through the Effective Date. Executive further represents and warrants that Executive has no known workplace injury or occupational disease and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state or local leave law. Executive agrees that should Executive bring any claims at any time against the Company for any wages, salary, bonuses, commissions, compensation, or other payments or benefits arising out of or relating to Executive’s employment with the Company, to any occupational injury or disease, or to any leave request, the amounts described in Section 2 above will be offset against the amount of any recovery Executive may obtain in connection with such claims.

13.              Executive agrees to reasonably cooperate with the Company in any current or future litigation or potential litigation or other legal matters regarding events occurring prior to the Effective Date, including but not limited to meeting with and fully and truthfully answering the questions of the Company or its representatives or agents, and testifying and preparing to testify at any deposition or trial, subject to reimbursement for reasonable out of pocket expenses approved by the Company and incurred as a result of such cooperation, along with remuneration of $250 per hour for time spent by Executive providing such cooperation after the date on which payment of base salary to Executive ceases pursuant to Section 2.a hereof. The hourly remuneration shall not apply to any of the following: (i) Executive’s time providing testimony in any legal proceeding and (ii) Executive’s time exclusively in support of his own defense in any legal matter in which the Company is advancing legal fees for Executive’s legal representation pursuant to the Company’s indemnification obligations. Executive also agrees to provide truthful and timely answers to any questions the Company may have about the work Executive performed during Executive’s employment with the Company. The Company recognizes that any such cooperation by Executive will need to take into account the work responsibilities that Executive may have with any successor employer.

14.              Executive will return, as of the date of Executive’s termination of employment with the Company, all property belonging to the Company, including but not limited to, all files, computers, computer software, records, documents, reproductions of any such records or software or documents, equipment, keys, and pass codes, whether prepared or created by Executive or otherwise coming into Executive’s possession or control in the course of Executive’s employment with the Company. Executive will sign a verification that Executive has destroyed all Company data from Executive’s computers and personal email accounts.

15.              If Executive breaches any provision of this Agreement, the Company may at is its option suspend payments or awards made under this Agreement and/or recover from Executive any payments made under this Agreement, plus costs and attorney’s fees. The Company may also pursue any other available remedies for any breach of this Agreement.

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16.              Executive understands and agrees that this Agreement will be binding upon Executive’s heirs, assigns, administrators, executors and legal representatives and will inure to the benefit of the Company, its successors, and assigns.

17.              This Agreement will be subject to and construed in accordance with the laws of the State of Illinois. Any disputes arising under this Agreement will be fully and finally resolved by binding arbitration in accordance with Section 10 of the Employment Agreement.

18.              This Agreement may be executed in one or more counterparts, all of which taken together will constitute one agreement. Signatures transmitted by facsimile or other electronic means will be effective as original signatures for execution of this Agreement.

19.              Upon the reasonable request of the Company, and without further consideration, Executive agrees to execute and deliver such further documents, agreements and instruments and take all such further actions as the Company and its subsidiaries may reasonably request to effectuate the intent and purposes of this Agreement, including but not limited to any actions to effect resignation as a director or officer of the Company and its subsidiaries as of the Transition Date.

20.              It is the express intent of the Parties that in the event any provision of this Agreement or restrictive covenant contained in the Employment Agreement or any other applicable agreement is adjudicated by any court of competent jurisdiction to be partially or totally invalid or unenforceable because of an over-broad scope or for any other reason, then such covenant will be deemed modified to the extent necessary to render it valid and enforceable under the laws of such jurisdiction, or alternatively, it will be excised from the applicable agreement without effect on the validity of the remaining provisions of the applicable agreement. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then Executive agrees that Executive will promptly execute any appropriate documents presented by the Company that would make the waiver or release valid and enforceable to the maximum extent permitted by law.

21.              Executive represents and warrants that Executive has read the foregoing Agreement, that Executive understands its terms and voluntarily accepts this Agreement in its entirety, that Executive has had ample opportunity to consult with Executive’s own attorney concerning this Agreement if Executive so chooses, and that Executive is knowingly and voluntarily entering into this Agreement.

22.              This Agreement is the exclusive agreement regarding Executive’s termination of employment with the Company and supersedes all prior negotiations, discussions or agreements relating to such subject matter. The Employment Agreement, the Incentive Plan and any equity award agreements issued thereunder remain in effect, as modified by this Agreement. To the extent there is a conflict between this Agreement and any of the Employment Agreement, the Incentive Plan or any equity award agreements issued thereunder, the terms of this Agreement shall control. There are no unwritten understandings, agreements or representations regarding Executive’s employment with the Company or the termination thereof. This Agreement may not be modified or amended except in a written agreement signed by the Parties. All of the recitals and Whereas provisions set forth above in this Agreement are expressly incorporated herein.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily intending to be legally bound by it.

/s/ Joseph Busky
JOSEPH BUSKY

Dated:	1/19/2015

INNERWORKINGS, INC.

By:	/s/ Eric Belcher

Its:	Chief Executive Officer

Dated:	1/19/2015

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